EXHIBIT 2.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of August 10, 2022, effective as of July 12, 2022 (the “Effective Date”) between Chromocell Corporation, a Delaware corporation (“Chromocell Holding” or “Contributor”) and Chromocell Therapeutics Corporation, a Delaware corporation (the “Company” or “Recipient”). Chromocell Holding and the Company are collectively referred to herein as the “Parties.” Defined terms used in this Agreement which are not elsewhere defined are defined in Section E(xii) hereof.

RECITALS

WHEREAS, Chromocell Holding is a biotechnology company with expertise in the development and manufacture of human therapeutic small molecule compounds using Chromovert® Technology and other technology, and owns certain patents and “Know How” and other technology (as defined herein) relating to Nav1.7 Inhibitors and Chromovert® Technology for the development of FDA regulated prescription drugs (collectively, the “Intellectual Property Rights”);

WHEREAS, Chromocell Holding desires to contribute the Intellectual Property Rights to the Company, and the Company desires to acquire the Intellectual Property Rights from Chromocell Holding, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties agree as follows:

A.        Transactions and Agreements

i.             Transferred Assets. Chromocell Holding hereby agrees to contribute, convey, transfer, assign and deliver to the Company, and the Company agrees to accept from Chromocell Holding, all right, title and interest that Chromocell Holding possesses and has the right to transfer, in each case, in certain Intellectual Property Rights and certain other assets set forth on Schedule A attached hereto (collectively, the “Transferred Assets”).

ii.            Issuance of Stock. The Company shall deliver to Chromocell Holding, (a) 10,000,000 duly authorized, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); and (b) 600,000 shares of duly authorized, fully paid and nonassessable shares of preferred stock of the Company, designated as the Company’s “Series A Convertible Preferred Stock,” with the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation of Series A Convertible Preferred Stock, substantially in the form attached hereto as Exhibit A (the “Preferred Stock”).

iii.           Assumption of Direct Liabilities. Subject to, and upon the terms set forth in this Agreement and the IP Assignment and Assumption Agreement (as defined below), Recipient hereby assumes and agrees to pay, perform, or discharge when due, the Liabilities of Chromocell Holding directly attributable to the Company’s operations, as specified on Schedule B hereto.

iv.           Expense Payment. The Company hereby agrees to make a cash payment in the amount of $597,038.31 to Chromocell Holding within three Business Days of the closing of any Qualified IPO or Non-Qualified IPO, as applicable, in respect of certain expenses set forth on Schedule C hereto.

v.            Company Chromovert® Technology License Right. The Company shall have the option to license all intellectual property Chromocell Holding owns or controls as might be necessary to allow the Company to practice the Chromovert® Technology in the fields of NaV/pain. The license shall be nonexclusive, unless otherwise agreed, and the terms of the license agreement shall be negotiated between the Company and Chromocell Holding. This option and the license is granted as part of the consideration contemplated in this Agreement and the additional consideration the Company shall pay to Chromocell Holding under the license will be no more than $1.00.

vi.           IP Assignment and Assumption Agreement. On or prior to the date hereof, Chromocell Holding and the Company shall have entered into the IP Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “IP Assignment and Assumption Agreement”).

B.         Representations and Warranties

i.             Representations and Warranties of the Parties. Each Party makes the following representations and warranties to each other Party:

(1)	It is duly formed or organized, as the case may be, is validly existing and in good standing under the laws of the state of its organization or formation, as the case may be, and has all company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on it.

(2)	It is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on it.

(3)	The execution, delivery and performance by it of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within its company powers and have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(4)	The execution and delivery of this Agreement and the performance by it of its obligations under this Agreement and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body agency, official or authority, except for the filing of one or more IP Assignment and Assumption Agreements with the United States Patent and Trademark Office and other institutions and offices with similar functions in foreign jurisdictions.

(5)	The execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate its organization or governance documents, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it, or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of it, or (iv) result in the creation or imposition of any Lien on any asset of it; provided, however, that clauses (ii) and (iii) are limited to circumstances and events that would have a material adverse effect. A “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

ii.            Additional Representations and Warranties of Chromocell Holding. Chromocell Holding makes the following representations and warranties to the Company:

(1)	As of the time of the execution and delivery of this Agreement, it owns all right, title and interest in and to the Intellectual Property Rights and other Transferred Assets set forth on Schedule A and which are subject to the Assignment and Assumption Agreement, which when transferred hereby are free of all Liens, and has the rights to use, all Intellectual Property Rights it purports to have or has rights to use, which, in the aggregate for Chromocell Holding constitutes all Intellectual Property Rights necessary or required for use in connection with Chromocell Holding’s therapeutics business as presently conducted. Chromocell Holding has not received any notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement, and no event has occurred that permits, or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Chromocell Holding has not received any notice of a claim, nor has such a claim been threatened or could reasonably be expected to be made, Chromocell Holding does not otherwise have any knowledge that any slogan or other advertising device, product, process, method, substance or other Intellectual Property Rights or goods or services bearing or using any Intellectual Property Right presently contemplated to be sold by or employed by Intellectual Property Right of it violates or infringes upon the rights of any person. The granted patents included within such Intellectual Property Rights are, to the best knowledge of Chromocell Holding, enforceable and there is no existing infringement by or Lien possessed by another person of any of the Intellectual Property Rights. Chromocell Holding has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties. Chromocell Holding has no Intellectual Property Right registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those set forth on Schedule A, or has granted any licenses with respect thereto other than as set forth on Schedule A. Schedule A also sets forth all contractual obligations or other arrangements of Chromocell Holding as in effect on the date hereof pursuant to which Chromocell Holding has a license or other right to use any Intellectual Property owned by another person and the dates of the expiration of such contractual obligations or other arrangements (collectively, together with such contractual obligations or other arrangements as may be entered into by Chromocell Holding after the date hereof, the “License Agreements”). All License Agreements and related rights are in full force and effect, no default or event of default exists with respect thereto in respect of the obligations of licensor or with respect to any royalty or other payment obligations of Chromocell Holding with respect to manufacturing standards, quality control or specifications and Chromocell Holding is in compliance with the terms thereof in all material respects and no owner, licensor or other party thereto has sent any notice of termination or its intention to terminate such license or rights.

(2)	Chromocell Holding acknowledges that the securities are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Chromocell Holding is able to bear the economic risk of holding the securities for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

C.         Covenants

i.             Further Assurances. If, at any time after the Effective Date, any further action is necessary to carry out the purposes of this Agreement, the Parties hereto will take such lawful action, including signing such additional documentation, as is reasonably requested by any other Party to fully carry out the transactions contemplated by this Agreement. To this end, Chromocell Holding shall assign all of its rights, title, and interest in, to, and under any agreements with respect to its drug candidates relative to its therapeutics business whether or not such candidates are part of the manufacturing process as well as contribute any revenues collected in connection therewith.

ii.            Post-Closing Litigation Cooperation. At all times from and after the Effective Date, the Parties will use their commercially reasonable efforts to make available to the other, upon reasonable written request, its, and its subsidiaries’, officers, directors, employees, and agents as witnesses or for providing litigation assistance (such as cooperating in a factual background investigation) to the extent that (a) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (b) there is no conflict in the Action between the Parties. A Party providing witness or litigation services to the other Party under this Section will be entitled to receive from the recipient of such services, upon the presentation of invoices therefore, payments for amounts relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), that are reasonably incurred in providing such witness services.

iii.           Post-Closing Cost Control. Until the closing of a Qualified IPO or Non-Qualified IPO, the Company will use its reasonable best efforts to control operating expenses and other costs.

D.           Survival

i.             Survival of Covenants and Agreements. All covenants and agreements herein shall survive the Effective Date and shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

E.        Other Provisions

i.             Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the Company and Chromocell Holding.

ii.            Waiver of Compliance; Consents. Any failure of either Party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the other, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party to this Agreement, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

iii.           Transfer and Sales Tax. Notwithstanding any provisions of applicable law, (a) all sales, use, and transfer taxes, and (b) all governmental charges, if any, payable as a result of the transfer of any of the Transferred Assets hereunder shall be borne by the Company. The Parties shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such transfer taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such transfer taxes payable in connection therewith.

iv.           Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall only be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, postage prepaid and properly addressed, (c) on the date of service if sent via facsimile communication or electronic mail communication (provided that such electronic mail communication is transmitted utilizing either “html” or “pdf” format and the sender has not, within 24 hours of transmission, received an error message indicating that the transmission was not delivered to the recipient), to the Party as follows:

If to Chromocell Holding:
685 US Highway One North Brunswick, New Jersey
Attn: Christian Kopfli
Email: Christian.Kopfli@chromocell.com

If to the Company:

Chromocell Therapeutics Corporation
685 US Highway One North Brunswick, New Jersey
Attn: Christian Kopfli

Email: Christian.Kopfli@chromocell.com

With a copy to:

Sullivan & Worcester LLP
1633 Broadway, New York NY 10019
Attn: David Danovitch and Aaron Schleicher
Email: ddanovitch@sullivanlaw.com; aschleicher@sullivanlaw.com

v.           Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor the rights or obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Party hereto; provided, however, that (a) the Parties shall have the right to assign any of its rights under this Agreement to any of its affiliates and to any purchaser of a material portion of its assets, so long as such Party remains liable for its obligations hereunder notwithstanding such assignment and (b) the Parties may each assign its rights hereunder for collateral security purposes to any lenders or agent of lenders or to any assignees of any such lenders or agent.

vi.          Rules of Interpretation. As used in this Agreement:

a.             “including” means “including without limitation”;

b.             all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions.

vii.         Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.

viii.        Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, contain the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. There are no restrictions, promises, representations, warranties (express or implied), covenants, agreements, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

ix.           Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated.

x.            Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

xi.           Consent to Jurisdiction. Each Party to this Agreement agrees and consents to the exclusive jurisdiction of any court sitting in New York, New York and the United States District Court for the Southern District of New York (if federal jurisdiction exists), and any applicable appellate courts, with respect to all matters relating to this Agreement and to the transactions contemplated hereby, waives all objections based on lack of venue and forum non-conveniens and irrevocably consents to the personal jurisdictions of all such courts.

xii.          Certain Definitions.

“Action” means any action, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental body or agency, or arbitrator.

“Business Day” means any day other than a Saturday, Sunday, United States federal holiday or a day that the Federal Reserve Bank of New York is closed.

“Chromovert® Technology” refers to Chromocell Holding's proprietary drug discovery platform that enables the identification of rare cells ideally suited for effective high-throughput screening. Chromovert® Technology makes possible the identification of cells expressing therapeutic targets in physiologically relevant forms, resulting in the discovery of promising drug candidates.

“Know How” means technical and other information, including, but not limited to, proprietary and nonproprietary information and trade secrets, that comprises or relates to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, assays, research, procedures, designs for experiments and tests and results of experimentation and testing, including results of research and development, manufacturing processes specifically related to Chromovert® Technology and all Chromocell drug candidates, and related specifications and techniques, chemical, pharmacological, toxicological, clinical, analytical, and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries or related information contained in submissions to and information from regulatory authorities. Know-How includes documents containing Know How, whether electronic or otherwise.

“Liabilities” means all known losses, claims, judgments, lawsuits, damages (including punitive damages), penalties, fines, liabilities (including strict liability), obligations, encumbrances, liens, taxes, costs, interest, expenses (including reasonable legal and accounting fees), defense costs, or other amounts due, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due.

“Non-Qualified IPO” means the sale, in a firm commitment public underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of securities of the Company, raising aggregate gross proceeds of less than $12,000,000, following which such securities are listed on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended (or, alternatively, quoted on the OTC Bulletin Board or similar quotation system).

“Qualified IPO” means the sale, in a firm commitment public underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of securities of the Company, raising aggregate gross proceeds of at least $12,000,000, following which such securities are listed on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended (or, alternatively, quoted on the OTC Bulletin Board or similar quotation system).

[Signature Page Follows]

The Parties have executed this Agreement as of the date first written above.

CONTRIBUTOR:

CHROMOCELL CORPORATION

By:	/s/ Christian Kopfli
Name: Christian Kopfli Title: CEO

RECIPIENT: CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Christian Kopfli
Name: Christian Kopfli Title: CEO

Signature Page to Contribution Agreement

Schedule A

List of Chromocell Holding Assets

Schedule B

 List of Direct Liabilities

Schedule C

List of Expenses

Exhibit A

Form of Certificate of Designations of Series A Convertible Preferred Stock

Exhibit B

Form of IP Assignment and Assumption Agreement

INTELLECTUAL PROPERTY ASSIGNMENT AND ASSUMPTION AGREEMENT

This Intellectual Property Assignment and Assumption Agreement (this “IP Assignment”), is made as of August 10, 2022, effective as of July 12, 2022, by and between Chromocell Therapeutics Corporation, a Delaware corporation (the “Assignee”) and Chromocell Corporation, a Delaware corporation (the “Assignor”) and is entered into pursuant to that certain Contribution Agreement, made as of August 10, 2022, effective as of July 12, 2022 (the “Contribution Agreement”), by and between the Assignee and the Assignor. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Contribution Agreement.

RECITALS

WHEREAS, the Assignor has agreed to sell, and the Assignee has agreed to purchase, the Transferred Assets, effective as of the consummation of the transactions under the Contribution Agreement (the “Closing”), on the terms and subject to the conditions and exceptions set forth in the Contribution Agreement;

WHEREAS, the Assignor is the owner of various Intellectual Property Rights (herein defined) and Know How (herein defined) used or usable in connection with its business, including, without limitation, the specific intellectual rights and Know How set forth on Schedule A hereto (the “Assigned IP”); and

WHEREAS, under the terms of the Contribution Agreement, the Assignor agrees to convey, transfer and assign to the Assignee, among other assets, the Intellectual Property Rights and Know How of the Assignor, and agrees to execute and deliver IP Assignments, including, one or more IP Assignments for recording with domestic and foreign governmental authorities including, but not limited to, the US Patent and Trademark Office and the US Copyright Office.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Contribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.            Definitions. Capitalized terms not otherwise defined elsewhere in this IP Assignment or in the Contribution Agreement, shall have the meanings ascribed to them in this section:

(a)          “Know How” means technical and other information, including, but not limited to, proprietary and non-proprietary information and trade secrets, that comprises or relates to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, assays, research, procedures, designs for experiments and tests and results of experimentation and testing, including results of research and development, manufacturing processes specifically related to Chromovert technology and all Chromocell drug candidates, and related specifications and techniques, chemical, pharmacological, toxicological, clinical, analytical, and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries or related information contained in submissions to and information from regulatory authorities. Know-How includes documents containing Know How, whether electronic or otherwise

(b)          “Intellectual Property Rights” means, collectively, all Know How, copyrights, patents, trademarks, service marks and trade names all applications for any of the foregoing, together with: (i) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (ii) all licenses or user or other agreements granted with respect to any of the foregoing, in each case whether now or hereafter owned or used; (iii) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (iv) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (v) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (vi) all applications for any of the foregoing and (vii) all causes of action, claims and warranties, in each case, now or hereafter owned or acquired in respect of any item listed above.

2.            Assignment. The Assignor hereby irrevocably conveys, transfers and assigns to Assignee, and Assignee hereby accepts, all of the Assignor’s rights, title and interests in and to the Assigned IP recognized in any jurisdiction in the United States and/or throughout the rest of the world, together with any and all goodwill associated with any such intellectual property rights, including, without limitation, any and all Know How, patent rights, trademark rights, copyrights, moral rights, rights associated with any know-how as well as any and all economic rights related to the use or other exploitation of any of the Assigned IP.

3.            Recordation and Further Actions. The Assignor authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other domestic and foreign governmental officials to record and register this IP Assignment upon request by the Assignee. The Assignor shall take such steps and actions following the date hereof that are reasonably requested, at the Assignee’s request and expense, including the execution of any documents, files, registrations, or other similar items, to ensure that the Assigned IP is properly assigned to the Assignee, or any assignee or successor thereto. To this end, for the consideration aforesaid, Assignor hereby constitutes and appoints Assignee, its successors, and assigns, the true and lawful attorney and attorneys of Assignor, with full power of substitution, for it and in its name and stead, or otherwise, by or on behalf of and for the benefit of Assignee, its successors and assigns, upon prior notice to Assignor, to do all acts and things, as Assignee, its successors, and assigns, shall deem reasonably necessary or desirable to effectuate the transactions contemplated hereby.

In addition to the above, if, at any time after the Closing, any further action is necessary to carry out the purposes of this IP Assignment, the parties hereto will take such lawful action, including signing such additional documentation, as is reasonably requested by any other party to fully carry out the transactions contemplated by this IP Assignment. To this end, Assignor, shall assign all of its rights, title, and interest in, to, and under any agreements with respect to its drug candidates whether or not such candidates are part of the manufacturing process as well as transfer, contribute, and assign any revenues collected in connection therewith.

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4.            Contribution Agreement Controlling. This IP Assignment is executed and delivered pursuant to the Contribution Agreement. This IP Assignment is subject in all respects to the terms and conditions of the Contribution Agreement. Nothing contained in this IP Assignment shall be deemed to supersede, enlarge or modify any of the obligations, representations, warranties, agreements or covenants of the Assignor and Assignee contained in the Contribution Agreement. Notwithstanding anything to the contrary contained in this IP Assignment, in the event of any conflict between the terms of this IP Assignment and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control. To be free from doubt, the representations, warranties, and covenants contained in this IP Assignment are in addition to those contained in the Contribution Agreement.

5.            No Third-Party Remedies. Nothing in this IP Assignment, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the Assignee, the Assignor and their respective successors and assigns any remedy or claim hereunder, and all of the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Assignee, the Assignor and their respective successors and assigns.

6.            Successors and Assigns. This IP Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Assignee shall be permitted to assign any and all rights under this IP Assignment without Assignor consent. The Assignee shall have the right to collaterally assign its rights under this IP Assignment to a lender for the purpose of securing the financing or a subsequent refinancing of the transactions contemplated by this IP Assignment, the Contribution Agreement, and the other transaction documents or to any buyer of the Assignee or any of Assignee’s affiliates (whether by acquisition of assets, equity interests, merger, consolidation or any other manner).

7.            Representations and Warranties. Assignor hereby represents, warrants, and covenants to Assignee as follows:

(a)         Assignor owns all of the right, title, and interest in and to the Assigned IP;

(b)         practicing, using, or otherwise exploiting the technology or rights protected by the Assigned IP does not infringe or violate any rights of any third party;

(c)         Assignor has had no notice and has no knowledge that practicing, using, or otherwise exploiting the technology or rights protected by the Assigned IP infringes or violates any rights of any third party;

(d)         Assignee hereby obtains clean and merchantable title to the Assigned IP, free and clear of all liens, claims, defenses, and encumbrances; and

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(e)         Assignor hereby agrees to forever defend the transfer of the Assigned IP transferred hereunder and title thereto unto Assignee, its successors and assigns, against every person whomsoever making any claim thereto, or to any part thereof.

8.           Governing Law; Venue; Waiver of Jury Trial.

(a)         This IP Assignment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

(b)         In any proceeding between any of the parties arising out of or relating to this IP Assignment or any of the transactions contemplated by this IP Assignment, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal and state courts of New York, New York located in New York, New York, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts.

(c)          EACH OF THE PARTIES TO THIS IP ASSIGNMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS IP ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.           Counterparts. This IP Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This IP Assignment may be executed and delivered by facsimile or email signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Assignor has duly executed and delivered this IP Assignment as of the date first above written.

Assignor	Chromocell Corporation

By:
Name:
Title:

READ, ACCEPTED, AND AGREED TO:

Assignee	Chromocell Therapeutics Corporation

By:
Name:
Title:

STATE OF_____________	)
)
COUNTY OF____________	)

On the ____ day of ____________ year 2022 before me, the undersigned, a notary public in and for said State, personally appeared_________________________ , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[Signature Page to the First Amended and Restated IP Assignment and Assumption Agreement]

SCHEDULE A

ASSIGNED IP